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EXHIBIT (11) STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

     COMPUTATION OF EARNINGS PER SHARE
     Comerica Incorporated and Subsidiaries

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                                                       Three months ended               Nine months ended
                                                         September 30,                    September 30,
(IN THOUSANDS, EXCEPT PER SHARE DATA)               2001              2000             2001             2000
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
Basic
   Average shares outstanding                     177,597           176,689           177,769           176,832
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Net income                                       $208,535          $215,058          $510,599          $618,139
Less preferred stock dividends                      3,058             4,275            11,608            12,825
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Net income applicable to common stock            $205,477          $210,783          $498,991          $605,314
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Basic net income per share                       $   1.16          $   1.19          $   2.81          $   3.42

Diluted
   Average shares outstanding                     177,597           176,689           177,769           176,832
   Nonvested stock                                    276               141               226               165
   Common stock equivalent:
     Net effect of the assumed exercise
       of stock options                             2,241             2,646             2,267             2,355
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     Diluted average shares                       180,114           179,476           180,262           179,352
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Net income                                       $208,535          $215,058          $510,599          $618,139
Less preferred stock dividends                      3,058             4,275            11,608            12,825
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Net income applicable to common stock            $205,477          $210,783          $498,991          $605,314
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Diluted net income per share                     $   1.14          $   1.17          $   2.77          $   3.37
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